                Exhibit 10.1

AMENDED AND RESTATED
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

This is the Compensation Plan (the “Plan”) for Non-Employee Directors (each a “Non-Employee Director”) of Nektar Therapeutics (the “Company”). This Plan was most recently amended and restated by the Board of Directors on March 20, 2019, and made effective as of January 1, 2019 as to cash compensation, and effective as of September 26, 2018 as to equity compensation. The terms and conditions of the Plan are described below:

•An annual retainer of $65,000 for serving on the Board of Directors, payable in equal quarterly installments (the “Annual Retainer”);
•An additional annual retainer of $50,000 for serving as the Chair or Lead Director of the Board of Directors, payable in equal quarterly installments;
•An additional annual retainer of $25,000 for serving as Independent Lead Director of the Board of Directors, payable in equal quarterly installments;
•An annual retainer of $33,000 for serving as the Chair of the Company’s Audit Committee, payable in equal quarterly installments;
•An annual retainer of $26,000 for serving as Chair of the Company’s Compensation Committee, payable in equal quarterly installments;
•An annual retainer of $20,000 for serving as Chair of the Company’s Nominating/Governance Committee, payable in equal quarterly installments;
•An annual retainer of $5,000 for serving as Chair of any other committee established by the Board of Directors, payable in equal quarterly installments;
•An additional retainer of $13,000 for serving as a member (other than the Chair) of the Company’s Audit Committee, payable in equal quarterly installments;

•An additional retainer of $11,000 for serving as a member (other than the Chair) of the Company’s Compensation Committee, payable in equal quarterly installments;
•An additional retainer of $9,000 for serving as a member (other than the Chair) of the Company’s Nominating/Governance Committee, payable in equal quarterly installments;
•Beginning with the fourteenth (14th) board meeting and each additional board meeting thereafter in a given calendar year, each Non-Employee Director shall receive $2,000 for attending each in-person or telephonic board meeting. Beginning with the fourteenth (14th) board meeting and each additional board meeting thereafter in a given calendar year, each Non-Employee Director shall receive $1,000 for each in-person board meeting attended via conference telephone.
•For attending each “Added Committee Meeting,” each Non-Employee Director shall receive $1,750 for attending each in-person or telephonic committee meeting. For attending each “Added Committee Meeting,” each Non-Employee Director shall receive $875 for each in-person committee meeting attended via conference telephone. As used herein, an “Added Committee Meeting” shall have the following meanings: for the Company’s Audit Committee, beginning with the tenth (10th) Audit Committee meeting and each additional Audit Committee meeting thereafter in a calendar year; for the Company’s Compensation Committee, beginning with the ninth (9th) Compensation Committee meeting and each additional Compensation Committee meeting thereafter in a calendar year; and for the Company’s Nominating/Governance Committee, beginning with the seventh (7th) Nominating/Governance Committee meeting and each additional Nominating/Governance Committee meeting thereafter in a calendar year.
•Each Non-Employee Director shall be reimbursed for customary expenses for attending Board of Director, committee and stockholder meetings;
•Upon initial appointment to the Board of Directors, each Non-Employee Director shall be awarded equity compensation composed of stock options and/or restricted stock units under the Company’s equity incentive plans. This initial appointment equity compensation award will be based on approximately one hundred and eighty percent (180%) of the annual equity compensation grant, as determined annually by the Board of Directors in consultation with its professional advisors. For purposes of the foregoing, the value of stock options will be determined based on the Black-Scholes valuation methodology and the value of restricted stock units will be based on the value of the Company’s common stock on the grant date;
•In September of each year, each Non-Employee Director shall be awarded equity compensation composed of stock options and/or restricted stock units under the Company’s equity incentive plans. This annual equity compensation award will be based on a review of equity compensation for non-employee directors of comparable companies as determined by the Board of Directors in consultation with its professional advisors. For purposes of the foregoing, the value of stock options will be determined based on the Black-Scholes valuation methodology and the value of restricted stock units will be based on the value of the Company’s common stock on the grant date. If any Non-Employee Director is appointed following the annual grant of equity compensation, he or she will also be entitled to a pro-rata portion of the most recent annual grant of equity compensation awarded by the Board of Directors ; and
•Non-Employee Directors are also eligible for discretionary grants of options or restricted stock units under the Company’s equity incentive plans.
Options granted to a Non-Employee Director for their annual service on the Board of Directors shall vest monthly over a period of one year. Restricted stock unit awards granted to a Non-Employee Director for their annual service shall vest over a period of one year. Options granted to a Non-Employee Director for their initial appointment to the Board of Directors shall vest monthly over a period of three years. Restricted stock unit awards granted to a Non-Employee Director for their initial appointment shall vest on an annual basis over three years. The exercise price of options granted to Non-Employee Directors shall be equal to 100% of the fair market value of the Company’s common stock on the grant date. Following completion of a Non-Employee Director’s service on the Board of Directors, his or her stock options will remain exerciseable for a period of eighteen months. The term of options granted to a Non-Employee Director is eight years. All restricted stock units that are awarded under this Plan may only be delivered to the non-employee director upon either the earlier of (i) the completion of the entire vesting period to which the restricted stock unit award relates, or (ii) the termination of the Non-Employee Director’s service, and in no event at any earlier date or upon the election or request of a Non-Employee Director at any other alternative date. In the event of a change of control, the vesting of each option or restricted stock unit award shall accelerate in full as of the closing of such transaction.

Ownership Guidelines

The Board of Directors of the Company believes that Non-Employee Directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders.

Non-Employee Directors of the Company should own shares of Nektar’s common stock equivalent to at least three times the value of the Annual Retainer. The minimum stock ownership level should be achieved by each Non-Employee Director by January 1, 2015 or within five years of his or her first appointment to the Board of Directors. Any change in the value of the stock (such as a stock split, stock dividend, recapitalization, etc.) will not affect the amount of stock Non-Employee Directors must hold. Once achieved, ownership of the guideline amount should be maintained as long as the Non-Employee Director retains his or her seat on the Board.

Stock that counts towards satisfaction of these guidelines include:
▪Stock purchased on the open market;
▪Stock obtained through stock option exercises;
▪Stock issued pursuant to the vesting of restricted stock units;
▪Stock beneficially owned in a trust, by a spouse and/or children; and
▪Other equity vehicles such as deferred stock units that may be implemented from time to time.

These ownership guidelines are non-binding. There may be rare instances where these guidelines would place a severe hardship on a Non-Employee Director. In these cases, the Board will make the final decision as to developing an alternative stock ownership guideline for a Non-Employee Director that reflects the intention of these guidelines and his or her personal circumstances.